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                                                                  Exhibit 5.1



                                  April 19, 2000


Lionbridge Technologies, Inc.
950 Winter Street
Waltham, MA 02451

     RE: Registration Statement on Form S-4
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Ladies and Gentlemen:

     This opinion relates to an aggregate of up to 8,201,082 shares (the "Shares") of common stock, par value $.01 per share ("common stock"), of Lionbridge Technologies, Inc. (the "Company"), which are issuable pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of March 30, 2000, by and among the Company, LTI Acquisition Corporation and INT'L.com, Inc. (the "Merger Agreement") and which are to be registered pursuant to a Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Commission") on April 19, 2000, as amended (the "Registration Statement").

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the Shares to be issued by the Company pursuant to the Merger Agreement have been issued in accordance with the terms described in the Merger Agreement, such shares of common stock will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus under the caption "Legal Matters."


                                        Very truly yours,

                                        /s/ Testa, Hurwitz & Thibeault, LLP

                                        Testa, Hurwitz & Thibeault, LLP